UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2014

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into Material Definitive Agreement.

On June 24, 2014, MVP REIT, Inc., by its advisors and through its wholly owned entity, MVP Cincinnati Mabley Place 2014, LLC, as purchaser, entered into a Purchase and Sale Agreement, or the Cincinnati Purchase Agreement, with Mabley Place, LLC, or seller, and Chicago Title Insurance Company, as escrow agent, for the purchase of Mabley Place Parking Garage consisting of approximately 775 parking spaces located in Cincinnati, Ohio, for a purchase price of $15,000,000, plus closing costs.

The material items of the Cincinnati  Purchase Agreement include: (i) a due diligence period that is forty-five days from the Effective Date, or the date both parties execute the Cincinnati Purchase Agreement; (ii) an initial earnest money deposit of one million dollars to be deposited with escrow agent upon  purchaser’s execution of the agreement, which shall be applied to the Cincinnati Purchase Agreement and is nonrefundable unless the agreement is terminated during the due diligence period or except in limited circumstances, such as seller’s breach of the Cincinnati Purchase Agreement or failure to meet a condition precedent; (iii) a closing date no sooner than December 9, 2014; and (iv) a right to terminate the Cincinnati Purchase Agreement in our advisor’s sole discretion at any time prior to or on the expiration of the due diligence period by providing seller a notice of disapproval. The Cincinnati Purchase Agreement also contains additional covenants, representations and warranties and other provisions that are customary of real estate purchase and sale agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2014

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

       Dustin Lewis

       Chief Financial Officer